Exhibit 99.1

Astra Announces Launch for NASA from Cape Canaveral in January

Astra to begin operating out of second US spaceport

ALAMEDA, California. December 6, 2021– Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) today announced that it plans to deploy its first satellite in orbit for the National Aeronautics and Space Administration (NASA) in January 2022. The launch from Cape Canaveral will be conducted out of Space Launch Complex 46 (SLC-46) and will be Astra’s first launch out of Cape Canaveral.

"This historic launch site has been prepared for a new commercial launch partner in less than year, which is a tremendous milestone for our combined team, and illustrates how SLD 45 sets the pace for access to space." said Brigadier General Stephen Purdy, Commander of Space Launch Delta 45 and Director of the Eastern Range. "SLD 45, Space Florida, and Astra have moved at a rapid speed to demonstrate critical and responsive launch capabilities. We are excited to welcome Astra to Cape Canaveral Space Force Station."

Astra and Space Launch Delta 45, a part of the United States Space Force, enabled Astra to launch out of Cape Canaveral in record time - shortening the multi-year approval time to months.

“Launching out of the Cape allows us to serve customers with mid-inclination delivery needs, broadening our market,” said Martin Attiq, Chief Business Officer at Astra. "This is an additional step in our global spaceport strategy and positions us to serve the broad low earth orbit (LEO) market."

Astra's launch will be livestreamed in partnership with NASASpaceFlight. Updates will be shared on Astra’s Twitter feed, @astra.

About Astra
Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers the lowest cost-per-launch dedicated orbital launch service of any operational launch provider in the world. Astra delivered its first commercial payload into Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Safe Harbor Statement
Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties, including Astra’s failure to meet the projected launch targets. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Astra’s expectations or projections including the following factors, among others: (i) delays in projected development and launch targets, including as a result of the decisions of governmental authorities or other third parties not within our control, weather and other suboptimal conditions that may make it difficult to perform a launch attempt; (ii) changes in applicable laws or regulations; (iii) the ability of Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra, (vii) the ability to manage its cash outflows during its pre-revenue business operations and (vii) other risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission by Astra.

Media Contact:
Kati Dahm
kati@astra.com

Investor Contact:
Dane Lewis
investors@astra.com